UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): January 31, 2008

SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of formation)	File No. 001-13251 (Commission File Number)	52-2013874 (I.R.S. employer Identification No.)

12061 Bluemont Way, Reston, VA 20190	20190
(Address of registrant’s principal executive offices)	(zip code)
Registrant’s telephone number including area code: (703) 810-3000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

     At its meeting on January 31, 2008, the Compensation and Personnel Committee of the Board of Directors (the “Compensation Committee”) of SLM Corporation (the “Company”), in consultation with the Board of Directors, took the following actions.

     The Compensation Committee provided that the performance vesting schedule for options granted to management employees in 2008 (the “Options”) is as follows: 50 percent of the Options vest upon the Company’s common stock having a closing price on the New York Stock Exchange (the “NYSE”) for five trading days of 120 percent of the grant price, but no earlier than one year from the date of grant; the remaining 50 percent of the Options vest upon the Company’s common stock having a closing price on the NYSE for five trading days of 140 percent of the grant price, but no earlier than two years from the date of grant.

     The Committee also provided that the performance vesting schedule for awards of performance stock granted in 2008 (the “Performance Stock”) is as follows: 50 percent of the Performance Stock vests upon the achievement of positive core earnings net income for the fiscal year 2008, but no earlier than one year from the grant date; the remaining 50 percent vests upon the achievement of positive core earnings net income for the fiscal year 2009, but no earlier than two years from the grant date.

     The Committee modified the compensation arrangement for Albert L. Lord, Vice Chairman of the Board of Directors and Chief Executive Officer, from the arrangement approved on November 26, 2007 and reported on Form 8-K filed on November 28, 2007. Mr. Lord’s annual base salary was reduced from $3 million to $1.25 million. He is entitled to a severance arrangement comparable to the arrangements provided to previous chief executive officers and will participate at the chief executive officer level in the Company’s 2008 annual performance bonus plan.

     Finally, effective January 31, 2008, John (Jack) F. Remondi, the Company’s executive Vice Chairman and Chief Financial Officer, assumed the chief accounting officer responsibilities previously held by Sandra L. Masino, who remains a senior vice president of the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
By:	/s/ MICHAEL E. SHEEHAN
Name:	Michael E. Sheehan
Title:	Senior Vice President and Deputy General Counsel

Dated: February 6, 2008